Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-277702 on Form S-3 of our reports dated March 4, 2024 relating to the financial statements of Crescent Energy Company and the effectiveness of Crescent Energy Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Crescent Energy Company for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
February 3, 2025